Exhibit 99.1
100 Park Avenue : New York, NY 10017 : 800.468.7526

FOR IMMEDIATE RELEASE

CONTACT:
Stacy Slater
Senior Vice President, Investor Relations
800.468.7526
stacy.slater@brixmor.com

BRIXMOR PROPERTY GROUP PROVIDES CEO UPDATE
James M. Taylor to Retire at Year-End
Brian T. Finnegan to Succeed Mr. Taylor

NEW YORK, NOVEMBER 24, 2025 - Brixmor Property Group Inc. (NYSE: BRX) (“Brixmor” or the “Company”) announced today that James M. Taylor Jr., the Company’s Chief Executive Officer, will retire as Chief Executive Officer effective January 1, 2026. Brian T. Finnegan, the Company’s President and Chief Operating Officer, who has been serving as interim Chief Executive Officer, has been appointed by the Company’s Board of Directors to succeed Mr. Taylor as Chief Executive Officer effective on that date. Mr. Finnegan will also replace Mr. Taylor on the Company’s Board of Directors and will retain the title of President.

Mr. Finnegan has served in a variety of key roles over the last twenty years at the Company including as President, Chief Operating Officer since July 2024, as Senior Executive Vice President, Chief Operating Officer from September 2023 until July 2024, as Executive Vice President, Chief Revenue Officer from February 2020 until September 2023, and as Executive Vice President, Leasing from 2014 through 2020. Mr. Finnegan has also served as the Vice Chair of the ICSC Foundation Board of Directors since 2023.

“It has been a privilege to serve as Chief Executive Officer of Brixmor since 2016, and I am proud of the significant accomplishments of the Brixmor team in transforming our portfolio and platform over that time. I am also grateful to the Board for their ongoing support and partnership,” commented James M. Taylor. “Brian is a proven leader who has been instrumental in helping drive our value-add plan. I am confident that his vision, leadership, dedication, and deep understanding of the Company and retail environment will serve him well as he leads Brixmor to continued success. I look forward to cheering on Brian and the entire Brixmor team.”

“On behalf of the Board of Directors, I thank Jim for his innumerable contributions to the Company,” said Sheryl M. Crosland, the Company’s Chair of the Board. “As a result of his efforts, the Company has delivered strong growth and substantially repositioned its portfolio and balance sheet, while building a deep and talented team. We wish Jim and his family the best in his retirement.”

Ms. Crosland continued, “Brian has played a key role at Brixmor during his over 20 years at the Company and has impressed us with his leadership, strategic thinking, and expansive relationships across the retail industry. His appointment reflects the execution of our CEO succession plan and we are confident that he will skillfully guide the Company in continuing to execute on our value-add plan.”

“I am extremely grateful for Jim's guidance and mentorship and am excited to lead Brixmor into its next chapter of growth building on the foundation that Jim and the team established. I want to thank the Board for their trust and partnership as we continue to deliver value for Brixmor and our shareholders,” commented Brian Finnegan.

CONNECT WITH BRIXMOR
•For additional information, please visit https://www.brixmor.com;
•Follow Brixmor on:
◦LinkedIn at https://www.linkedin.com/company/brixmor
◦Facebook at https://www.facebook.com/Brixmor
◦Instagram at https://www.instagram.com/brixmorpropertygroup; and
◦YouTube at https://www.youtube.com/user/Brixmor.

100 Park Avenue : New York, NY 10017 : 800.468.7526

ABOUT BRIXMOR PROPERTY GROUP
Brixmor (NYSE: BRX) is a real estate investment trust (REIT) that owns and operates a high-quality, national portfolio of open-air shopping centers. Its 354 retail centers comprise approximately 63 million square feet of prime retail space in established trade areas. The Company strives to own and operate shopping centers that reflect Brixmor’s vision “to be the center of the communities we serve” and are home to a diverse mix of thriving national, regional and local retailers. Brixmor is a proud real estate partner to over 5,000 retailers including The TJX Companies, The Kroger Co., Publix Super Markets and Ross Stores.

Brixmor announces material information to its investors in SEC filings and press releases and on public conference calls, webcasts and the “Investors” page of its website at https://www.brixmor.com. The Company also uses social media to communicate with its investors and the public, and the information Brixmor posts on social media may be deemed material information. Therefore, Brixmor encourages investors and others interested in the Company to review the information that it posts on its website and on its social media channels.

SAFE HARBOR LANGUAGE
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under the sections entitled “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at https://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our periodic filings. The forward-looking statements speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except to the extent otherwise required by law.
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